EXECUTION VERSION

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.89

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made this 5th day of February 2021 (the “Effective Date”), by and among Sunshine Lake Pharma Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China, (“Seller”), and Lannett Company, Inc., a Delaware corporation (“Lannett”).

WHEREAS, Lannett and Seller have entered into that certain Collaboration and License Agreement, dated as of the Effective Date (the “Collaboration Agreement”), for Lannett to develop and commercialize Product in the US;

WHEREAS, Seller has developed and manufactured the insulin aspart identified on Exhibit A hereto (the “Drug Substance”) and shall manufacture the finished product containing the Drug Substance assembled with an injection drug delivery device identified on Exhibit A hereto (such finished product, the “Product”) at Seller’s new manufacturing facility to be constructed in Yidu, China in accordance with the terms of the Collaboration Agreement (the “New Facility”); and

WHEREAS, Lannett desires to purchase Product from Seller; and

WHEREAS, Seller is willing to supply such Product for Lannett’s use, distribution and sale in the U.S. on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree and covenant as follows:

1.Manufacture and Sale.
1.1.Supply. During the term of this Agreement and subject to the terms and conditions set forth herein, Lannett or its Affiliates shall purchase Product from Seller, and Seller shall directly or through one or more of its Affiliates or (sub)licensees manufacture and supply Product to Lannett (or a third party designated by Lannett) in such quantities as from time to time shall be ordered by Lannett. “Affiliate” means any entity, directly or indirectly, controlling, controlled by, or under common control with an entity or person. For purposes of this definition, "controlling" (including its cognates, “controlled by” and “under common control”) shall mean: (i) ownership of more than fifty percent (50%) of the equity capital or other ownership interest in or of an entity; (ii) the power to control or otherwise direct the affairs of an entity; (iii) in the case of non-stock organizations, the power to control the distribution of profits of an entity; or (iv) such other relationship as, in fact, results in actual control over the management, business, and affairs of

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an entity. In addition, if requested by Lannett, Seller shall use commercially reasonable efforts to supply up to one hundred twenty-five percent (125%) of Lannett’s requirement forecast of Product for the applicable period. During the term of this Agreement, Seller shall ensure that it has the capacity to meet all of Lannett’s requirements for Product in a timely manner, including in accordance with Section 4.3 of the Collaboration Agreement. In addition, Seller shall maintain at all times a three (3) month supply of all raw material, Drug Substance and packaging component inventory based on the most recent forecast.
1.2.Product Specifications. The specifications of the Product are set forth in Exhibit B to this Agreement (the “Product Specifications”), as such Exhibit may be amended from time to time by mutual agreement of the parties in a writing signed and dated by each of the parties which makes specific reference to Exhibit B of this Agreement. Product Specifications include Lannett’s required labelling and packaging including all United States Food and Drug Administration (the “FDA”) requirements including labelling, packaging and serialization.
1.3.Costs. Seller shall be responsible for all costs and expenses related to providing data, analytical samples and documentation, and related technical information that the FDA and/or Lannett may require with regard to the Drug Substance and Product including packaging and serialization to develop the Product and to prepare any submission to the FDA and/or any other applicable regulatory authority. Seller shall also be responsible for any and all development costs and expenses associated with this Agreement, all of which will be included in the development plan set forth in the Collaboration Agreement.
1.4.Supply Chain Committee. In order to better monitor and safeguard the supply of the Product hereunder, within thirty (30) days after the Effective Date, the parties shall agree on the composition, schedule and logistics of a supply chain committee (“Supply Chain Committee”), which shall (i) be compromised of one (1) representative from each party, (ii) meet at least two (2) times per calendar year, and (iii) coordinate efforts and resolve supply issues. Each party shall bear its own costs associated with holding and attending such meetings.
2.Price, Orders and Terms of Payment.

2.1Pricing. Subject to Section 2.9, the pricing for the Product shall be as set forth on Exhibit C hereto, as may be amended from time to time by mutual agreement of the parties in writing (the “Price”). Price is determined by Seller’s Costs of Goods Sold.

Any increase to the Price during any calendar year cannot be greater than the percentage increase in the Chinese equivalent of the Consumer Price Index for all Urban Consumers for Medical Care Commodities for the twelve (12) month period ending three (3) months prior to the commencement of such calendar year, unless the Seller can provide relevant documentation or evidences to justify an increase greater than the percentage increase in the Chinese equivalent of the Consumer Price Index for all Urban Consumers for Medical Care Commodities thirty (30) days prior to such increase of the Price. A reasonable quantity of the Product shall be made available to Lannett for marketing samples for the Product and shall be deductible by Lannett, with advance notice to Seller, from any amounts due to Seller under future Purchase Orders. All sums shall be expressed in and payable in U.S. Dollars.

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2.2.Purchase Orders. Lannett will order Product by sending purchase orders for quantities of the Product (each, a “Purchase Order”) to Seller in accordance with the Shipping Instructions set forth on Exhibit D, which Purchase Order shall also specify the delivery date (such date, the “Delivery Date”). Lannett shall have the right to place orders for Product up through the last day of the term of this Agreement. Seller shall fill all orders even though Product may be shipped and paid for after this Agreement has expired or terminated.
2.3.Lead Time. Lannett will provide Seller with a minimum lead-time of twelve (12) weeks on all Purchase Orders. Within three (3) business days after its receipt of a Purchase Order from Lannett submitted for all amounts up to the Binding Forecast amount for the applicable calendar month, Seller shall notify Lannett of its acceptance of such Purchase Order. If notification is not received within three (3) business days after receipt of a Purchase Order, the Purchase Order will be deemed to be accepted. Both parties shall make reasonable efforts to adjust order requirements to reflect market conditions.
2.4.Modification of Orders. Purchase Orders may be modified by written notice to Seller up to four (4) weeks prior to the Delivery Date required in such Purchase Order.
2.5.Forecasting. On monthly basis, Lannett shall submit a twelve (12) month rolling forecast, broken down on a monthly basis, covering Lannett’s anticipated requirements of Product. The first three (3) months of each rolling forecast shall be a binding forecast (the “Binding Forecast”), and the last nine (9) months will be for information purposes only and non-binding, subject to Lannett’s ability to (i) increase the quantity of the Product specified therein up to twenty-five percent (25%) of the Binding Forecast, and (ii) decrease the quantity of the Product specified therein up to twenty-five percent (25%) of the Binding Forecast, in the case of either (i) or (ii), as specified in the subsequent monthly forecast. If Lannett fails to provide an updated forecast for the next succeeding quarter as set forth above, the forecast that was last provided by Lannett shall be considered to be Lannett’s forecast for such next succeeding quarter.
2.6.Packaging and Delivery of Product. Seller shall package the Product in a manner that will protect the Product against damage or deterioration under normal conditions and shall advise Lannett as to any special conditions which may be required during transit and storage thereof. The Product shall be packaged in cases and full cases on pallets. Any partial cases of the Products must have its own unique Serialized Shipping Container Code, 18-digit (“SSCC18”). Electronic Product Code Information Service (“EPCIS”) data associated with each LOT must be sent to Lannett either prior to shipment or no later than Products shipment from Seller to Lannett.
2.7.Electronic Data Interchange. Lannett prefers to utilize Electronic Data Interchange (“EDI”) transactions for Product order placement and tracking.  Lannett expects Seller to transmit at a minimum, an EDI856 ASN (Advance Ship Notification) upon shipment of Product from Seller’s facility.  Additional EDI transactions may be established upon mutual agreement by the parties.
2.8.Serialization. All Product delivered by Seller to Lannett shall meet serialization requirements, as outlined in the Drug Supply Chain Security Act (Title II of the Drug Quality

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and Security Act) signed into law on November 27, 2013 and provide data to support Product traceability as deemed necessary by Lannett. Requirements include, but are not limited to, the addition of unique Product identifiers Global Trade Item Number (“GTIN”), Serial Number (“SN”), Lot of batch number (“LOT”), expiration date (“EXP”) imprinted on each sellable unit, the same unique Product identifiers mentioned above and Quantity (“QTY”) are required on each homogeneous case and Serialized Shipping Container Code, 18-digit (“SSCC18”) on each pallet intended to be introduced in the US market. Serial numbers must be aggregated from unit to case and case to pallet. Reporting of serial number and aggregation data is required to coincide with finished goods shipment and must conform to data exchange format and connectivity specifications supported by TraceLink.
2.9.Delivery Terms.  Seller agrees to deliver the Product on the Delivery Date DDP (Incoterms 2010) to such U.S. location as may be designated by Lannett from time to time. In the event less than one hundred percent (100%) of the Product is delivered pursuant to this Agreement more than ten (10) days after the Delivery Date (a “Late Delivery”) and there are at least two (2) Late Deliveries during any one (1) calendar quarter, the parties, through the Supply Chain Committee, shall in good faith discuss potential improvements to avoid such delays as well as appropriate compensation for Lannett.
2.10.Payment Terms.  Subject to Section 2.9, each delivery of Product pursuant to a Purchase Order shall be accompanied by an invoice based upon the Price and quantity of Product requested in the applicable Purchase Order. Lannett shall pay each invoice within ninety (90) calendar days of the applicable Delivery Date. Payments shall be made to Seller by check or wire transfer to the bank account designated by Seller. If within such ninety (90) day period, Lannett disputes all or any portion of an invoice, it shall be required to pay only the amount not in dispute, and in such event Lannett shall notify Seller of the amount and nature of the dispute. Any invoiced amounts not disputed within such ninety (90) day period shall be deemed to be accepted by Lannett. The parties will use good faith efforts to resolve any dispute regarding payments owed by Lannett as soon as reasonably practicable, but in any event within thirty (30) days of Lannett’s notice to Seller of such dispute. The dispute payment shall be made to Seller in the amount both parties finally agree within fifteen (15) calendar days after the dispute resolved. Seller shall keep complete, fair and true books of accounts and records for the purpose of determining the amounts payable by Lannett pursuant to this Section 2.10. Such books and records shall be kept for such period of time required by law, but no less than three (3) years following the end of the calendar year to which they pertain.
2.11.Minimum Number of Batches. Seller shall use commercially reasonable efforts to minimize the number of different batches shipped to fulfill a Purchase Order.
2.12.Failure to Supply and Purchase.  Seller shall notify Lannett immediately of any anticipated failure to meet Lannett’s forecasted supply of Product, for any reason whatsoever (“Failure to Supply”). In the event that Seller fails to supply Product in accordance with the Binding Forecast, Seller shall be liable, upon reasonable proof by Lannett (redacted to preserve confidentiality), for any and all costs, fees, penalties, charges or amounts, if any, otherwise incurred by Lannett resulting directly or indirectly from such Failure to Supply. Lannett may, in its sole discretion, invoice Seller for the amount of such Failure to Supply or offset such amount

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against the amounts otherwise payable to Seller pursuant to this Agreement. Lannett shall notify Seller immediately of any anticipated failure to purchase according to Lannett’s Binding Forecast, for any reason whatsoever (“Failure to Purchase”). In the event that Lannett fails to purchase Product in an amount less than the Binding Forecast, Lannett shall be liable, upon reasonable proof by Seller (redacted to preserve confidentiality), for any and all costs, fees, penalties, charges or amounts, if any, otherwise incurred by Seller resulting directly or indirectly from such Failure to Purchase.
2.13.Safety Stock. Each party shall maintain safety stock for the Product in such party’s location in the minimum amount of three (3) months of supply measured, as of any date, based on Lannett’s most recently submitted Binding Forecasts calculated on an annualized basis.
2.14.Scope of Agreement. The terms and conditions of this Agreement shall apply to all Purchase Orders issued hereunder. In no event shall any terms or conditions included on any Purchase Order, invoice or acknowledgement thereof or any other document, whether paper, electronic or otherwise, relating thereto, apply to the relationship between the parties under this Agreement, unless such terms are expressly agreed to by the parties in writing. If there is a conflict between the terms of any Purchase Order or other document and this Agreement, the terms of this Agreement shall control, unless such Purchase Order or other document, as applicable, has been signed by both parties, in which event such Purchase Order or other document, as applicable, shall control, but solely to the extent of the conflict. The parties further agree that no course of dealing between the parties shall in any way modify, change or supersede the terms and conditions of this Agreement or the Collaboration Agreement.
3.Manufacture and Delivery of Product.
3.1.Manufacture. The Product shall be manufactured by Seller at the New Facility in accordance with all relevant current Good Manufacturing Practices (as defined in Exhibit B, “cGMPs”) and all applicable laws, rules and regulations promulgated by the FDA, as amended and revised from time to time. Seller shall not make any changes to the Product Specifications or any proposed material changes in the methods, processes or procedures in manufacturing Product, without the regulatory approval by the FDA. If Seller wants to make any material changes, Seller will propose changes to Lannett with a written notice letter and the relevant documentation in English version, of which the costs and expenses for the translation shall be incurred by both parties calculated in the Profit & Loss Share. Proposed changes to be submitted to FDA shall be approved by Lannett in writing prior to their implementation by Seller within thirty (30) days after Lannett’s receipt of the Seller’s written notice letter and relevant documentation, which approval shall not be unreasonably withheld or delayed; otherwise, Seller will regard it as an approval by Lannett without written notice.
3.2.Certificate of Analysis. Seller shall provide certificates of analysis and certificates of compliance to Lannett for each batch of Product delivered under this Agreement confirming that the Drug Substance and Product has been manufactured, packaged and tested, in each case in accordance with the Product Specifications and applicable laws. Seller shall test raw materials and Product, and further, will use no raw materials in the manufacture of the Product which are not in accordance with Product Specifications. Seller shall comply with

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applicable law for biopharmaceutical products (including the electronic records and electronic signatures requirements of USC 21 CFR Part 11).
3.3.Cooperation. During the term of this Agreement, Seller shall assist Lannett in its preparation of any documents or other materials which may be required by the FDA and/or any other regulatory authority to validate, sell and/or distribute the Product to be supplied by Seller under this Agreement.
3.4.Required Changes. In the event Lannett is required to change the Product Specifications pursuant to applicable laws or in response to the order or request of the FDA or another applicable regulatory authority, no prior consent of Seller shall be necessary to effect the changes of packaging materials and appearance of the Product. Seller shall be informed by Lannett within five (5) business days after the receipt of the request from the FDA or another applicable regulatory authority. In the event Lannett wishes to change Product Specifications absent a legal requirement to make such change, Lannett shall deliver to Seller written notice of any required changes to the Product Specifications, and Seller shall use its commercially reasonable efforts to make such changes to the Product Specifications. Seller shall cooperate with Lannett in good faith to implement all changes to the Product Specifications as soon as practicable after notice thereof. If any change to Product Specifications requested by Lannett materially affects Seller’s costs of producing the Product, then Seller shall promptly so inform Lannett in writing and the parties shall negotiate, in good faith, an adjustment to the Price paid by Lannett for Product under this Agreement. If the parties cannot mutually agree on an adjustment to the Price, then either Seller or Lannett may terminate this Agreement on not less than ninety (90) days prior written notice, without any further obligation to the other party; provided, however, that Lannett shall remain liable for all sums owed to Seller for orders of Product that were placed prior to the date of termination.
3.5.Inspection of Product. Within sixty (60) calendar days of the arrival of each lot of Product at the U.S. location designated by Lannett, Lannett shall inspect and test each lot of Product at its own cost and expense. If, upon inspecting and testing the Product, Lannett determines that a Product lot does not materially conform to the Product Specifications or to any of the warranties contained in Section 4.1 (any quantity of such Product, the “Non-Conforming Product”), then Lannett shall, within such sixty (60) day period, in the case of any defects readily observable based on visual inspection of the packaged Product or the accompanying certificates, give Seller written notice of such Non-Conforming Product (setting forth the details of such non-conformity).
3.6.Latent Defects. The parties acknowledge that it is possible for Product to have manufacturing defects that are not discoverable through industry standard physical inspection and which render the Product not usable in the ordinary course of Lannett’s business or not fit for its intended purpose (hereinafter referred to as “Latent Defects”). Latent Defects may include, by way of illustration and not definition or limitation, loss of potency/stability, discoloration, contamination with foreign matter or substances or other manufacturing defects. Seller shall remain solely responsible for all such Latent Defects that are directly attributable to the manufacture of Product. If any party discovers or becomes aware of a Latent Defect in any Product manufactured by Seller and shipped to or for the benefit of Lannett, it shall promptly

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notify the other party. Nonetheless, Lannett agrees that Seller shall not be liable for any loss or damages resulting from the inappropriately stored or transported the Product by Lannett in a storage condition other than what is provided by the Specification after the Product is delivered to Lannett.
3.7.Disputes. Seller shall respond in writing to a rejection notice for Non-Conforming Product or Product with a Latent Defect from Lannett within ten (10) days from the date of receipt of such rejection notice in accordance with Sections 3.5 and 3.6 above. If Seller fails to respond within such time period, Seller shall be deemed to have accepted such rejection and to agree with the basis therefor. If Seller does not agree with Lannett’s determination that such Product fails to conform to the Product Specifications or the warranties provided by Seller in Section 4.1, then Seller and Lannett shall use reasonable efforts to resolve such disagreement as promptly as possible. Without limiting the foregoing, if such disagreement cannot be resolved within fourteen (14) days following Seller’s notice that it disagrees with Lannett’s determination, disputes between the parties as to whether all or any part of a shipment rejected by Lannett materially conforms to the Product Specifications shall be resolved by a mutually acceptable independent third party testing laboratory approved by the FDA and the determination of such laboratory as to whether such Product was non-confirming shall be final and binding on the parties. Seller shall pay all the fees of the independent third party laboratory, unless the third party testing laboratory determines that the delivered Product materially conforms to the Product Specifications, in which case Lannett shall pay all the fees of such third party laboratory.
3.8.Refunds; Replacement of Product. Product accepted by Seller as not meeting the applicable requirements from the FDA or another applicable regulatory authority and/or the Product Specifications agreed by both Parties previously, or which is determined by the independent third party laboratory not to meet such requirements and/or the Product Specifications, shall be returned by Lannett to Seller, or disposed of, as directed by Seller and at Seller’s sole cost and expense (including, but not limited to, the cost of labor and supplies to manufacture the replacement quantity, and all shipping costs and expenses to deliver such replacement quantity). At Lannett’s election, Seller shall either (a) if approved by Lannett in writing, replace all such rejected Product as promptly as practicable, but in any event, within sixty (60) days after its receipt of Lannett’s notice of such rejection or the resolution of any dispute relating to such notice or (b) promptly refund to Lannett any amount paid by Lannett for such rejected Product or, if such Product has not been paid for, cancel any outstanding invoice (or portion thereof) relating to such Product. Without limiting any other provision in this Agreement, Lannett may withhold payment for such shipment or the portion thereof that has been rejected by Lannett pursuant to Section 3.5 and 3.6 pending the resolution of any dispute relating thereto, and in the event that the rejected Product is determined to be non-conforming pursuant to Section 3.7, then Lannett shall have no obligation to make any payment for such shipment of Product. If Lannett does not elect to have any rejected Product replaced by Seller, the quantity of Product that Lannett is obligated to purchase hereunder for the period in which such rejected Product was delivered shall be reduced by the quantity of Product so rejected.
3.9.FDA Delays. To the extent that the FDA and/or any other applicable regulatory authority acts inordinately slowly in approving any Product, clearing paperwork or otherwise

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releasing Product to Lannett, Lannett and Seller shall confer and cooperate with each other on the effect that such delay may have on any obligations arising under this Agreement.
3.10.Gap Analysis for New Facility. For each regulatory approval required by the FDA to develop and commercialize the Product, the Seller agrees to provide a “gap analysis”, performed by a third party approved by Lannett. The analysis will compare the New Facility design and standards, quality system requirements, operating, environmental and procedural requirements to the standards of the FDA, and will contain proposed modifications to the facility and manufacturing processes (the “Modification Plan”). Each Modification Plan, if requested by Lannett, will be constructed and performed by the Seller and reported to the Supply Chain Committee. The Supply Chain Committee will review each Modification Plan progress, its deliverables and timelines. The Supply Chain Committee will communicate progress of each Modification Plan to the Seller and Lannett over the lifetime of each Modification Plan.
3.11.Right of Audit. Lannett and its representatives shall have the right to audit Seller for compliance with applicable regulatory requirements, including, but not limited to, cGMPs, at reasonable intervals and upon reasonable notice. Such audits shall be scheduled at mutually agreeable times.
3.12.Inspection of Facilities by Lannett. Lannett shall have the right to inspect, at all reasonable times, during normal business hours, upon fifteen (15) days’ advance notice or on less notice if reasonably required in order to timely respond to or comply with inquiries from or requirements imposed by any applicable regulatory authority, the operations and facilities wherein any Product is manufactured, packaged, tested, labeled and/or stored for shipping. All Product manufactured by Seller shall be subject to approval by Lannett’s quality assurance group or such other technical representatives as Lannett may select, with respect to whether or not each batch of Product meets the Product Specifications and complies with all warranties contained in this Agreement. Seller covenants and agrees that the New Facility shall be in compliance with all applicable laws and cGMPs and that such New Facility shall be available for FDA inspection if and when the FDA so requests.
3.13.Regulatory Inspection.
(a)Regulatory Actions. Seller shall permit the FDA and other regulatory authorities, as applicable, to conduct such inspections of the New Facility, and/or any other facility at which any of the manufacturing or processing activities relating to the Drug Substance or Product are performed, as such regulatory authorities may request, including pre-approval inspections, and shall cooperate with such regulatory authorities with respect to such inspections and any related matters, in each case in relation to the manufacture and supply of Drug Substance and Product. Seller shall (a) give Lannett prior written notice, as far in advance as practicable, of any such inspections related to the Product or that could reasonably be expected to have implications for Seller’s obligations under this Agreement; (b) permit a representative of Lannett to be present at any such inspection contemplated by clause (a); (c) provide Lannett with a copy of any report(s), notices, findings or other documentation received from the FDA or other regulatory authority within five(5) business days following such inspection, which may be redacted to remove information that is unrelated to the Product and that relates to matters that

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could not reasonably be expected to affect Seller’s performance of this Agreement; and (d) otherwise keep Lannett informed about the results and conclusions of each such regulatory inspection, including any actions taken by Seller to remedy any conditions cited in such inspections related to the Drug Substance or Product.
(b)Regulatory Responsibilities. Seller will, at its own cost and expense, continue to own and maintain the applicable regulatory approvals necessary to market the Product in the US. Seller shall be responsible for all regulatory and safety reporting requirements associated with ownership of the regulatory approvals, including, without limitation, Periodic Adverse Drug Experience Reports and Annual Reports mandated by the applicable laws in the US. Additionally, Seller shall be responsible for complying with applicable laws to appropriately categorize and report changes to the FDA, including without limitation, amendments, supplements, and Annual Reports. All communications by Seller with the FDA relating to the Product as marketed in the US shall be promptly provided in writing to Lannett, and Seller shall promptly provide Lannett copies of all documents sent to or received from the FDA regarding the Product.
(c)Labeling. Seller shall be responsible for the creation, content, and printing of the labeling for the Product. Seller shall send Lannett all labeling materials for the Product (e.g., package insert, instruction for use, container label, carton label, medication guide, patient labeling, etc.) in final format for Lannett’s review and final written approval. Seller is responsible for ensuring the most current labeling content is consistent with the BLA approval and all requested FDA updates and used on Product supplied to Lannett. Seller is responsible for notifying Lannett within three (3) business days of any FDA communication requesting changes to labeling materials and changes required by 21CFR601.12. Seller will provide Lannett with a copy of all FDA communications related to labeling. All changes to labeling materials for the Product require Lannett’s review and final written approval. Labeling materials that have not been subject to Lannett’s review and written approval are prohibited to be used on Product supplied to Lannett. Seller is responsible for submitting the content of labeling in Structured Product Labeling (“SPL”) format to the FDA for Lannett’s NDC numbers within fourteen (14) days of BLA approval to ensure proper drug listing. Seller is also responsible for submitting updated SPL files within fourteen (14) days when labeling changes are made and approved and as required by applicable laws.
(d)Monitoring Adverse Events. Seller shall be responsible for all safety reporting requirements associated with ownership of the BLA approval mandated by the laws in the US. The Parties shall enter into a separate Safety Data Exchange Agreement (“SDEA”). The SDEA shall be executed as early as possible but no later than the date of first commercial marketing of the Products covered by the present Agreement. To the extent there are any inconsistencies or conflicts between this Agreement and the SDEA, the terms and conditions of this Agreement shall control unless specifically otherwise agreed to in writing by the Parties. Notwithstanding the foregoing, in matters regarding safety reporting, the terms of the SDEA shall supersede those in this Agreement. Seller, as the owner of the BLA for the Product, shall be solely responsible for FDA reporting in relation to the Product.

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(e)Cooperation. Without limiting the foregoing, each of Seller and Lannett shall provide to each other in a timely manner with all information which the other Party reasonably requests regarding the Product in order to enable the other Party to comply with all laws applicable to the Product in the US. Each of Seller and Lannett shall provide to the other or, if applicable, directly to the FDA, any assistance and all documents reasonably necessary to enable the other to carry out its obligations under this Section 3.13. In general, requests for cooperation should be responded to by the other Party within three (3) Business Days and both should make responsible efforts to ensure that cooperation is maintained to ensure completion of the given project.
(f)Recalls, Etc. Any recalls, withdrawals, field alerts or similar actions involving the Product shall, as between the Parties, be controlled solely by Lannett; provided, however, that if Seller reasonably believes any such action may be necessary by virtue of any Product provided under this Agreement, Seller shall immediately notify Lannett in writing. Seller shall provide assistance to Lannett (and/or its designee), as reasonably requested by Lannett, in conducting such action, including providing all pertinent records that may assist Lannett in effecting such recall or other action. In the case of a recall, withdrawal, field alert or similar action involving the Product which is subject to indemnification by Seller under Section 6, Seller will reimburse the Lannett for any out-of-pocket cost reasonably expended by Lannett to effect the recall and the replacement of the Product without charge; provided, however, that in no event Seller will reimburse the out-of-pocket cost for the recalls resulting from the inappropriately stored or transported Product by Lannett in the storage condition other than what is provided by the Specification after the Product is delivered to Lannett. The losses caused by the recalls shall be incurred solely by the party that is responsible for the recalls and the losses shall be calculated according to the commercialization price of per unit multiplies the recall quantity of the Product.
3.14.Representative in New Facility. With respect to the New Facility, Lannett will have the option to have one (1) representative of Lannett or its Affiliates on site until the expiration or termination of the Collaboration Agreement. Lannett’s representative will, strictly for the purpose of ensuring compliance with cGMPs: (i) have full access to the validation master plan for the New Facility and the manufacturing operations and laboratories (including facilities, equipment, documentation, and personnel) utilized for the manufacture of Drug Substance when Drug Substance is being produced, tested, or released, (ii) have the option to participate in batch record reviews, deviation investigations, customer complaints, quality incidents, and other such activities related to the release of Drug Substance, (iii) will have the ability to convene periodic meetings with representatives of HEC with respect to manufacture of Drug Substance, (iv) participate in routine and for-cause quality audits, (v) review validation data for systems and processes relevant to Drug Substance, (vi) ensure appropriate quality metrics are tracked and trended to identify adverse quality trends in both Drug Substance and systems, (vii) participate in scheduled periodic cGMP audits, (viii) participate with the site supply chain team to review manufacturing schedules and provide input, and (ix) participate in joint capacity review meetings to be conducted at least annually based on HEC’s forecasts. The costs or expenses incurred by Lannett from the outside representative of Lannett or its Affiliates that involved in the activities listed in the clause (i) through (ix) above, if applicable, shall be borne solely by Lannett and, for

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clarify, not part of Lannett’s Financial Responsibility, the Share Development Costs, or Profit & Loss Share.
4.Warranties.
4.1.Seller’s Warranties. Seller represents and warrants to Lannett that:
(a)It has full right and power to enter into this Agreement and perform its obligations hereunder in accordance with its terms;
(b)The Product and all components and ingredients thereof shall be manufactured and delivered in strict compliance with: (i) the Product Specifications; (ii) the terms of this Agreement; (iii) the methods processes and procedures, including the site manufacture, together with all applicable regulatory requirements relating to the manufacture of the Product; (iv) all applicable United States state and federal laws, rules and regulations, including, but not limited to, the provisions of the United States Federal Food, Drug and Cosmetic Act (the “FFDCA”), and Public Health Service Act and The Patient Production and Affordable Care Act as amended from time to time (collectively, the “Acts”), and cGMPs; and (v) all quality control procedures and associated test methods for the manufacturing process as developed by Seller in conformance with the Quality Agreement (defined below) attached hereto and incorporated by reference herein as Exhibit E and acceptance specifications and test methods for the Product as jointly approved by Seller and Lannett;
(c)The Product does not include any components or ingredients that would cause the Product to degrade over time;
(d)Seller shall not deviate from manufacturing Product in accordance with Section 4.1(b) without the prior written consent of a duly authorized representative of Lannett;
(e)Good and valid title to the Product will pass to Lannett upon delivery by Seller to Lannett at the shipping address set forth in the applicable Purchase Order, free and clear of all third party liens, security interests, claims and/or encumbrances of any kind or nature;
(f)All manufacturing, packaging and testing procedures utilized under this Agreement have been or shall be validated under the Acts.
(g)Prior to Lannett issuing its first Purchase Order to Seller pursuant to this Agreement (and in any event, within ninety (90) days after the Effective Date), the Parties shall enter into an agreement specifying the Parties’ respective responsibilities for storage, release, quality control and quality assurance with respect to the Product (the “Quality Agreement”). The Quality Agreement is not intended and shall not be construed to limit any of the rights and obligations of the parties set forth in this Agreement. Subject to the foregoing, to the extent possible, the Quality Agreement will be interpreted with the terms set forth in this Agreement. If there is any conflict or inconsistency between the terms of the Quality Agreement and the terms set forth in this Agreement, however, the terms set forth in this Agreement shall control;

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(h)The Product has a shelf life of three (3) years. All Product supplied by Seller under this Agreement shall have eighty percent (80%) of its maximum shelf life remaining at the time of delivery of such Product to Lannett (or its designee);
(i)Seller has obtained and, at all times during the term of this Agreement, shall maintain, all registrations, permits, licenses and approvals required by regulatory authorities and other governmental authorities in order for Seller to manufacture and supply Product to Lannett, and otherwise to perform its obligations, under this Agreement and in accordance with applicable laws; and
(j)Neither Seller, nor any of its Affiliates, nor any of their respective employees have been “debarred” or suspended by the FDA, or subject to a similar sanction from any regulatory authority in any jurisdiction outside the United States, nor have debarment proceedings against Seller, any of its Affiliates, or any of their respective employees been commenced. Seller shall not, in the performance of its obligations, under this Agreement use the services of any person so “debarred” or suspended.
4.2.Lannett’s Warranties. Lannett represents and warrants to Seller that:
(a)It has the full right and power to enter into this Agreement and perform its obligations hereunder in accordance with its terms; and
(b)All processing, packaging and testing procedures utilized under this Agreement have been or shall be validated under the Acts.
4.3.Mutual Warranties. Each party represents and warrants to the other party that it holds all necessary and required permits and authorizations, including, but not limited to, those required by the Acts, and shall undertake throughout the term of this Agreement to maintain the same in full force and effect. Each party further covenants that it shall use commercially reasonable efforts to obtain all such other permits and authorizations as may be reasonably required from time to time in either case to operate their respective facilities and/or businesses in order to manufacture, provide, distribute and/or sell Product hereunder.
4.4.No Adulteration. For the purposes of Section 303(c) of the FFDCA: (a) Seller guarantees to Lannett that all Product shipped by or on behalf of Seller hereunder will not, on the date of shipment, be adulterated or misbranded (i) within the meaning of the FFDCA, or (ii) within the meaning of any applicable state law in which the definitions of “adulteration” and/or “misbranding” are substantially the same as those contained in the FFDCA, the provisions of which are in effect at the time of such shipment, and will not be an article which may not, under the provisions of Section 404 or 505 of the FFDCA, be introduced into interstate commerce; and (b) Lannett guarantees to Seller that all Product shipped by or on behalf of Lannett hereunder will not, on the date of shipment, be adulterated or misbranded (i) within the meaning of the FFDCA, or (ii) within the meaning of any applicable state law in which the definitions of “adulteration” and/or “misbranding” are substantially the same as those contained in the FFDCA, the provisions of which are in effect at the time of such shipment, and will not be an article

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which may not, under the provisions of Section 404 or 505 of the FFDCA, be introduced into interstate commerce.
5.Confidentiality.
5.1.Confidentiality. Each party agrees to retain in confidence all proprietary and confidential information of the others disclosed to it pursuant to this Agreement, whether such disclosure occurred before or after the date hereof. Disclosed information shall not be deemed confidential hereunder if: (a) it is now or later becomes publicly known, other than through the fault of the receiving party; (b) it is known to the receiving party prior to the time of disclosure; (c) it is rightfully obtained by the receiving party from a third party without restriction and without breach of this Agreement or any similar agreement; (d) it is independently developed by the receiving party without access to the disclosing party’s information; and/or (e) it is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, or by law, rule or regulation; provided that, prior to such disclosure, the disclosing party is given reasonable advance notice of such order and an opportunity to object to such disclosure and the receiving party cooperates with the disclosing party to take whatever action it may deem appropriate to protect the confidentiality of the information and furnishes only that portion of the disclosing party’s confidential information that the receiving party is legally required to furnish. The confidentiality of disclosed proprietary and confidential information and the obligation of confidentiality hereunder shall survive any expiration or termination of this Agreement and shall expire five (5) years following termination or expiration of this Agreement. The parties specifically agree that all terms of this Agreement, all sales and Product requirements and costs and all Purchase Orders shall be deemed to be confidential; provided, however, that this sentence shall not apply to any person or entity that desires to acquire or merge with or into either party, so long as such person or entity enters into a confidentiality agreement or non-disclosure agreement on terms no less stringent than those set forth herein. Lannett agrees that all information observed or obtained by Lannett during Lannett’s inspection of Seller’s facility pursuant to Section 3.12 of this Agreement is confidential information no matter whether the information is in writing or not in writing.
5.2.Public Announcements. During the term of this Agreement, neither party hereto shall issue or release, directly or indirectly, any press release, marketing material or other communication to or for the media or the public that pertains to this Agreement, the Product or the transactions contemplated hereby (collectively, a “Press Release”) unless the content of such Press Release has been approved by the other party hereto, such approval not to be unreasonably withheld or delayed; provided, however, that nothing contained in this Agreement shall prevent or preclude any party from making such disclosures as may be required by applicable law, including, but not limited to, any disclosures required by applicable securities laws.
6.Indemnification.
6.1.Lannett shall indemnify, defend and hold Seller and its officers, directors, affiliates, agents and employees harmless from and against any and all third party claims, demands, costs, expenses, losses, liabilities and/or damages (including, but not limited to,

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reasonable attorneys’ fees and court costs) of every kind and nature caused by or resulting from Lannett’s or its officers, directors, affiliates, agents and employee’s negligence relating to, or breach of, this Agreement; provided, however, that in no event shall this Section 6.1 apply to any claim covered by Sections 6.2 or 6.3 below and Lannett shall not have any liability or indemnification obligation hereunder to the extent any such allegation is caused by the negligence, gross negligence or willful misconduct of Seller or its officers, directors, agents and/or employees.
6.2.Seller shall indemnify, defend and hold Lannett and its officers, directors, affiliates, agents and employees harmless from and against any and all claims, demands, costs, expenses, losses, liabilities and/or damages (including, but not limited to, third party claims, reasonable attorneys’ fees and court costs) of every kind and nature caused by or resulting from Seller or its officers, directors, affiliates, agents and employee’s negligence relating to, or breach of, this Agreement, misrepresentation, breach of warranty and any claim for personal or bodily injury (including death) arising from Seller’s failure to manufacture the Product in accordance with the Product Specifications and applicable laws; provided, however, that in no event shall this Section 6.2 apply to any claim covered by Sections 6.1 above and Seller shall not have any liability or indemnification obligation hereunder to the extent any such allegation is caused by the negligence, gross negligence or willful misconduct of Lannett or its officers, directors, agents and/or employees.
6.3.Seller shall also indemnify, defend and hold Lannett and its officers, directors, affiliates, agents and employees harmless from and against any and all claims, demands, costs, expenses, losses, liabilities, and/or damages (including, but not limited to, third party claims, reasonable attorneys’ fees and court costs) of every kind and nature incident to or resulting directly or indirectly from any allegation that Product, or the manufacture and/or processing thereof, infringes upon or violates any patent, copyright, trade secret or other intellectual property right of any third party; provided, however, that in no event shall this Section 6.3 apply to any and all claims, demands, costs, expenses, losses, liabilities, and/or damages of every kind and nature incident to or resulting directly or indirectly from any allegation that the injection drug delivery device, or the assembly and/or use thereof, infringes upon or violates any patent, copyright, trade secret, trademark or other intellectual property right of any third party and Seller shall not have any liability or indemnification obligation hereunder.
6.4.Each party will promptly notify the other of any actual or threatened judicial or other proceedings which could involve either or both parties. Each party reserves the right to defend itself in any such proceedings; provided, however, that, if indemnity is sought, then the party from whom indemnity is sought shall have the right to control the defense of the claim (provided that such claim is solely for monetary damages and the indemnifying party agrees to pay all damages relating to such matter, as evidenced in a written confirmation delivered by the indemnifying party to the indemnified party), and the indemnified party may participate with counsel of its choice at its own expense. The parties shall cooperate with each other to the extent reasonably necessary in the defense of all actual or potential liability claims and in any other litigation relating to the Product supplied pursuant to this Agreement. Each party will supply information to the other relevant to any product liability claims and litigation affecting the Product and/or the Product, as the case may be.

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7.Insurance. Unless the parties otherwise agree in writing, the following terms shall apply:
7.1.Beginning on the commencement of the first Clinical Trial of a Product and thereafter during the term of this Agreement and for a period one (1) year after any expiration or termination of this Agreement, each of Lannett and Seller shall maintain in full force and effect a comprehensive general liability insurance policy, including coverage for products liability, contractual liability, bodily injury (including death) and property damage, with minimum limits of at least Five Million U.S. Dollars ($5,000,000) per claim and Ten Million U.S. Dollars ($10,000,000) annual aggregate.
7.2.On or before the date on which Lannett begins to sell the Product in the United States, each party shall deliver to the other party a Certificate of Insurance with a broad form vendors endorsement naming such other party as an additional insured to verify the coverage required by this Agreement, which endorsement provides a thirty (30) day written notice of cancellation, termination or non-renewal to each of Lannett and Seller. Each party shall maintain such endorsement in effect for so long as Lannett ships, stores and/or delivers any Product under this Agreement and for a period of one (1) year thereafter. Each party agrees to promptly renew all insurance policies in a timely manner and so notify the other party with certificates evidencing same. Each party further agrees to notify the other party at least thirty (30) days in advance of any proposed cancellation, termination or non-renewal of any such policies.
8.Term and Termination.
8.1.Termination. Unless terminated in accordance with the provisions of Section 8.2 below, the term of this Agreement shall commence on the Effective Date and shall terminate upon the expiration or termination of the Collaboration Agreement.
8.2.Continuing Obligations; Survival. In no event shall any termination or expiration of this Agreement excuse either party from any breach or violation of this Agreement and full legal and equitable remedies shall remain available therefor, nor shall it excuse either party from making any payment due under this Agreement with respect to any period prior to the date of expiration or termination. Notwithstanding any provision of this Agreement to the contrary, Sections 3.5, 3.6, 3.8, 3.9, 4, 5, 6, 7, 8.2, 9, 11, and 12 hereof shall survive any termination or expiration of this Agreement.
9.Agreement to Consummate; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to do all things necessary, proper or advisable under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated hereby. If, at any time after the date hereof, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, then, as soon as is reasonably practicable, each party to this Agreement shall take, or cause its proper officers to take, such action.
10.Annual Facility and Regulatory Fees. Any facility fees and regulatory expenses required to certify and maintain FDA approval of the manufacturing facilities for the Product (collectively, the “Facility Fees”), are the sole responsibility of the Seller. Seller acknowledges

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that it is a violation of U.S. federal law to ship Product in interstate commerce or to import Product into the United States if manufactured in a facility that has not met its obligations to self-identity or to pay fees when they are due.  Seller will indemnify and hold harmless Lannett for any and all costs, fees, fines or penalties paid by Lannett associated with Seller’s failure to self-identify or to pay Facility Fees when due during the term.
11.Force Majeure. Any delay in the performance of any of the duties or obligations of either party hereto (except for the payment of money) caused by an event outside the affected party’s reasonable control shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include, but will not be limited to, acts of God, acts of a public enemy, acts of terrorism, insurrections, riots, injunctions, embargoes, fires, explosions, floods, or any other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt written notice to the other party of such event, and shall take whatever reasonable steps are appropriate in that party’s reasonable discretion to relieve the effect of such event as rapidly as possible.
12.General Provisions.
12.1.Assignment. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by either party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that either party may assign its rights and obligations under this Agreement: (a) to an affiliate, division or subsidiary of such party; and/or (b) to any third party that acquires all or substantially all of the stock or assets of such party, whether by asset sale, stock sale, merger or otherwise, and, in any such event such assignee shall assume the assignor’s obligations hereunder. However, notwithstanding any such assignment, the assignor shall remain liable under this Agreement (in addition to the assignee) unless such liability is specifically waived in writing by the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.
12.2.Notice. Any notice or other communication required or permitted to be made or given by either party pursuant to this Agreement shall be in writing in English and will be deemed to have been duly given: (i) five (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested; or (ii) upon receipt, if sent by email or by facsimile (with confirmation of transmission); or (iii) when delivered, if delivered personally or sent by national overnight delivery service. All notices will be sent to the other party at its address as set forth below or at such other address as such party will have specified in a notice given in accordance with this Section:
If to Seller, then to:	HEC Pharm US Inc. 2 Enfield Circle, West Windsor, NJ, 08550 Attn: Kevin Kong Email: kongweiheng@yahoo.com__

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with a copy, sent as provided herein, to:	Hill Wallack LLP 21 Roszel Rd, Princeton, NJ 08540 Attention: Quinn Zhao Telephone: (609) 924-0808
If to Lannett, then to:	Lannett Company, Inc. 9000 State Road Philadelphia, PA 19136 USA Attn: Legal Department Facsimile: (215) 464-1861 Email: samuel.israel@lannett.com
12.3.Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the parties to be bound thereby.
12.4.Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement duly executed and delivered by each of the parties hereto.
12.5.Waiver. The failure of any party to exercise any right or to demand the performance by the other party of duties required hereunder shall not constitute a waiver of any rights or obligations of the parties under this Agreement. A waiver by any party of a breach of any of the terms of this Agreement by any other party shall not be deemed a waiver of any subsequent breach of the terms of this Agreement.
12.6.Dispute Resolution. The parties agree that any disputes arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement (each, a “Dispute”) shall first be presented to the parties’ respective Executive Officers (as defined in the Collaboration Agreement) for resolution. If the parties are unable to resolve a given dispute pursuant to this Section 12.6 after in-person discussions between the Executive Officers within ten (10) business days after referring such dispute to the Executive Officers, either party may, at its sole discretion, seek resolution of such matter in accordance with Section 12.7.
12.7.Submission to Arbitration for Resolution. Subject to Section 12.6, any Disputes shall be submitted to binding arbitration under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”). The arbitration shall be conducted by a tribunal of arbitrators experienced in the business of pharmaceuticals. The tribunal shall be compromised of three (3) arbitrators, one of whom shall be nominated by each Party and a third of whom, who shall serve as the presiding arbitrator, shall be nominated by mutual agreement of the two party-nominated arbitrators. If the two party-nominated arbitrators do not nominate the third arbitrator

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within thirty (30) days of the second arbitrator’s appointment, then the third arbitrator shall be appointed by the International Court of Arbitration of the ICC. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder shall engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within thirty (30) days after initiation of arbitration, the Parties shall select the arbitrators. The arbitration proceeding shall be conducted in the English language. That is, neither Party shall be requested to provide any documents or other evidence beyond the documents and other evidence that each Party chooses to submit in support of its case. The place of arbitration shall be Singapore. The award of such arbitration shall be conclusive and binding on the Parties, and judgment upon the award may be entered in any court having jurisdiction thereover. All costs of the arbitration shall be borne in accordance with the Rules and, if different, according to the award rendered, but each Party shall be responsible for its own legal and other costs.
12.8.Governing Law. This Agreement is to be governed by and construed in accordance with the laws of Hong Kong, notwithstanding any conflict of law principles to the contrary. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The parties waive any and all rights to have any dispute, claim or controversy arising out of or relating to this Agreement tried before a jury.
12.9.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had not been contained herein.
12.10.Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, the singular shall include the plural and vice versa, and the terms “include” and “including” shall be deemed to be immediately followed by the phrase “but not limited to.” The terms “herein” and “hereunder” and similar terms shall be interpreted to refer to this entire Agreement, including any schedules attached hereto.
12.11.Relationship of the Parties. Neither party shall hold itself out to third parties as possessing any power or authority to enter into any contract or commitment on behalf of any other party. This Agreement is not intended to, and shall not, create any agency, partnership or joint venture relationship between or among the parties. Each party is an independent contractor with respect to the others. No party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of any other party hereto, or to bind any other party hereto in any manner or with respect to anything, whatsoever.

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12.12.Captions. The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and shall not affect the interpretation of its provisions.
12.13.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The delivery of a facsimile signature or e-mail signature shall have the same force and effect as the delivery of an original signature.
12.14.Subcontractors. Any work that is to be done by any party under this Agreement may be subcontracted to a third party upon prior written consent of the other party and in accordance with the approved Biologics License Application, cGMPs and any applicable FDA guidelines which relate to the work to be performed under the direction and supervision of such party, as the case may be; provided, however, that, as between the parties hereto, the subcontracting party shall be and remain responsible for all acts and omissions of any such subcontractor.
12.15.Schedules and Exhibits. All Schedules and Exhibits referenced in this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.
12.16.Currency. All sums set forth in this Agreement and any appendices, exhibits or schedules hereto are, and are intended to be, expressed in United States dollars.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SELLER: SUNSHINE LAKE PHARMA CO., LTD By: /s/ Wejia Li Name: Wenjia Li Its: Vice President Date: February 06, 2021	LANNETT: LANNETT COMPANY, INC. By: /s/ Tim Crew Name: Tim Crew Its: CEO Date: February 08, 2021

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LIST OF EXHIBITS

Exhibit A+Product

Exhibit B+Product Specifications

Exhibit C*Pricing

Exhibit D+Shipping Instructions

Exhibit E+Quality Agreement

_________________________________________

*	This Exhibit have been redacted to preserve confidentiality. The registrant hereby undertakes to provide further information regarding such redacted information to the Commission upon request.
+	This Exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to provide further information regarding such omitted materials to the Commission upon request.

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EXHIBIT C

Pricing

[***]

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